Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
         Senior Executive Vice President and
         Chief Operating Officer
         (631) 537-1000

BRIDGE BANCORP, INC. REPORTS INCREASED
 THIRD QUARTER 2007 EARNINGS

(Bridgehampton, NY – October 19, 2007) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®/OTCBB: BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), today reported increased net income and diluted earnings per share for the third quarter and nine months ended September 30, 2007, over the same periods last year.

Highlights include:
- Net income for the third quarter 2007 of $2,322,000 or $0.38 diluted earnings per share, representing increases of 7.9% and 8.6% respectively, over 2006;
- net income for the nine months ended September 30, 2007 of $6,277,000 or $1.03 diluted earnings per share, compared to $6,129,000 and $0.99, respectively, for the same period last year;
- growth in net interest income of 13.3% for the third quarter and 5.5% for the first nine months of 2007 over last year;
- an increase in other income of 25.1% for the third quarter and 26.6% for the first nine months of 2007 over 2006;
- improvement in the net interest margin to 4.86% for the quarter and 4.65% for the first nine months of 2007;
- return on average equity and average assets for the first nine months of 2007 of 17.9% and 1.4% respectively;
- growth in total assets of 7.6% to $650,322,000 at September 30, 2007 including total loans of $362,357,000 reflecting a 15.1% increase over September 30, 2006;
- continued strong credit quality;
- growth in total deposits to $596,956,000 including  28.0% demand deposit growth;
- the opening of the Bank’s Wading River branch in September, 2007;
- the declaration of a cash dividend of $0.23 for the third quarter 2007, continuing Bridge Bancorp, Inc.’s long term trend of uninterrupted dividends.

Thomas J. Tobin, President and Chief Executive Officer of Bridge Bancorp, Inc. commented on the Company’s third quarter and nine month 2007 financial results, “We are pleased to report increased earnings for both the quarter and nine month period over the previous year with net income and diluted earnings per share up 7.9% and 8.6% respectively, for the third quarter of 2007.  Net Income and diluted earnings per share increased 2.4% and 4.0% respectively, for the nine months ended September 30, 2007.   In addition, the Company achieved a new milestone surpassing $650 million in total assets.

“These positive results reflect the Company’s continued focus on its key growth and service goals of expanding and retaining our customer base in existing markets, successfully executing our branch expansion plan and enhancing the customer experience.   I would like to again thank our staff throughout the bank for their extraordinary work and dedication.

“During the third quarter of 2007, the financial markets experienced significant volatility resulting from the continued fallout of sub-prime lending and the global liquidity crises.  The Federal Reserve responded by lowering the targeted federal funds rate and discount rate in August which offered some relief to financial institutions.   However, we continue to see intense competition on both sides of the balance sheet.”

Income Statement
Mr. Tobin continued, “We continue to see the positive effects of improvements in net interest income with growth of 13.3% and 5.5% for the third quarter and first nine months of 2007, respectively.  Growth in non-interest income of 25.1% for the third quarter 2007, and 26.6% for the first nine months of 2007, also contributed to our positive results.  Increases in non-interest income for both the quarter and nine month period resulted primarily from banking fees and title insurance services revenues. Non-interest expense grew 11.8% for the third quarter and 12.6% for the first nine months of 2007.  Salaries, as well as marketing, item processing, information systems and facilities expenses related to the three new branches comprise the largest segment of the increase in both periods.”

Balance Sheet
Bridge Bancorp, Inc. reported asset growth of 7.6% at September 30, 2007 over the same date in the prior year to $650,322,000.  Mr. Tobin commented further, “We continued to experience solid growth in our loan portfolio increasing $47,669,000 or 15.1% to $362,357,000 at September 30, 2007 over the same date last year.  A varied mix of real estate loans comprised a large part of the increase, with commercial and industrial loans also contributing to loan growth.

“Loan growth was funded primarily with deposit growth of $42,149,000 or 7.6%.  Growth in deposits among the Bank’s core deposit base of consumer and commercial relationships of 21.3% reflects the success of the Bank’s service initiatives, new branches, and the introduction of relationship-based promotional products.  Total deposits increased to $596,956,000 at September 30, 2007, including both core and municipal deposit growth.  Demand deposits, a key source of low cost funding for loans, comprised 38.8% of total deposits at September 30, 2007.”

Asset Quality
During the quarter ended September 30, 2007, $150,000 was added to the allowance for loan losses, due primarily to growth in the loan portfolio during the quarter; a total of $245,000 has been added to the allowance for loan losses for the first nine months of 2007.  Management continues to carefully monitor the loan portfolio as well as real estate trends on eastern Long Island.  While the prudent, consistent and rigorous underwriting standards of The Bridgehampton National Bank preclude sub-prime lending, we remain cautious, about the potential for an indirect impact on the local economy and real estate values in the future.

Opportunities
Mr. Tobin added, “I am pleased to report that we opened a new branch in Wading River in September, our third branch opening this year bringing the total number of BNB branches to fourteen.  We look forward to serving our new Wading River customers and becoming an active community partner.

As we announced on October 9th, I will be retiring as President and Chief Executive Officer effective on December 31, 2007 and Kevin M. O’Connor has been appointed to the Board of Directors and will serve as my successor in both roles effective January 1, 2008.  I will continue as President Emeritus and Special Advisor to the Board of Directors through December 31, 2009 and will remain on the Board of Directors.

Kevin brings strategic thinking and leadership strength along with a wealth of banking experience which spans over twenty years and I am extremely pleased that he has joined our talented leadership team at BNB. I look forward to working with him in the coming months as we transition responsibilities and I assume my new role as President Emeritus and Advisor to the Board.”

Mr. Tobin concluded, “This is an exciting time at our Company. Asset quality, a sound capital position, our service differentiation and community orientation all position Bridge Bancorp, Inc. to continue to provide long term value to shareholders.”

The Bridgehampton National Bank operates retail branches in Bridgehampton, Cutchogue, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, Southold, and Westhampton Beach.  The Bank opened its first full-service branch in the Town of Riverhead in Wading River, NY in September of 2007.

Attached to this release are selected financial highlights for the quarter.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimates,” “assumes,” “likely,” and variations of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demand for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.
-more-

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	September 30,	December 31,	September 30,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$70,127	$13,263	$60,908
Investment in debt and equity securities, net:
Securities available for sale, at fair value	189,407	202,590	201,647
Securities held to maturity	5,202	9,444	4,856
Securities, restricted	812	878	716
Loans	362,357	325,997	314,688
Less: Allowance for loan losses	(2,719)	(2,512)	(2,413)
Loans, net	359,638	323,485	312,275
Banking premises and equipment, net	18,519	18,005	17,078
Accrued interest receivable and other assets	6,617	5,979	6,825
Total Assets	$650,322	$573,644	$604,305

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$231,527	$173,628	$180,933
Savings, N.O.W. and money market deposits	295,242	269,966	314,147
Certificates of deposit of $100,000 or more and other time deposits	70,187	60,818	59,727
Overnight borrowings	-	18,600	-
Other liabilities and accrued expenses	5,211	5,093	4,332
Total Stockholders' Equity	48,155	45,539	45,166
Total Liabilities and Stockholders' Equity	$650,322	$573,644	$604,305

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Interest income	$9,309	$8,281	$26,728	$23,510
Interest expense	2,496	2,267	7,973	5,725
Net interest income	6,813	6,014	18,755	17,785
Provision for loan losses	150	-	245	-
Net interest income after provision for loan losses	6,663	6,014	18,510	17,785

Other income	1,541	1,232	4,417	3,488
Net security losses	-	(32)	(101)	(289)
Other expenses	4,627	4,137	13,483	11,979
Income before income taxes	3,577	3,077	9,343	9,005

Provision for income taxes	1,255	925	3,066	2,876
Net income	$2,322	$2,152	$6,277	$6,129
Basic earnings per share	$0.38	$0.35	$1.03	$0.99
Diluted earnings per share	$0.38	$0.35	$1.03	$0.99
Weighted average common shares	6,073	6,116	6,071	6,165
Weighted average common and common equivalent shares	6,093	6,147	6,090	6,196